UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                   Morgan Stanley Africa Investment Fund, Inc.
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    617444104
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 7 Pages

-------------------------                           ---------------------------
|CUSIP No. 617444104    |           13G            |   Page  2  of   7  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  1,623,883 shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  1,623,883 shares                                 |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,623,883 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  10.5%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------



                                Page 2 of 7 Pages

-------------------------                           ---------------------------
|CUSIP No. 617444104    |           13G            |   Page  3  of   7  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  The Harvard University Master Trust Fund                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  102,800 shares                                   |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  102,800 shares                                   |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  102,800 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------


                                Page 3 of 7 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)    Name of Issuer:
                  Morgan Stanley Africa Investment Fund, Inc.

     1(b)    Address of Issuer's Principal Executive Offices:
                  1221 Avenue of the Americas
                  8th Floor
                  New York, New York  10020

Item 2(a)    Name of Person Filing:
                  (i)  President and Fellows of Harvard College ("P&F")

                  (ii) The Harvard University Master Trust Fund ("HUMT")

     2(b)    Address of Principal Business Office or, if none, Residence:
                  (i)        P&F:  c/o Harvard Management Company, Inc.
                                   600 Atlantic Avenue
                                   Boston, MA  02210

                  (ii)       HUMT: 1350 Massachusetts Avenue
                                   Holyoke Center, Room 340
                                   Cambridge, MA 02138

     2(c)    Citizenship:
                  (i)        P&F:  Massachusetts
                  (ii)       HUMT: Massachusetts

     2(d)    Title of Class of Securities:
                    Common Stock

     2(e)    CUSIP Number:
                    617444104

Item 3       If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                    The entities filing are a Group in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4       Ownership:

     4(a)    Amount beneficially owned:
                  (i)        P&F:  1,623,883 shares
                  (ii)       HUMT: 102,800 shares

                                Page 4 of 7 Pages

     4(b)    Percent of Class:
                  (i)        P&F:   10.5%
                  (ii)       HUMT:  0.7%

     4(c)    Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                             (i)       P&F:  1,623,883 shares
                             (ii)      HUMT: 102,800 shares

                  (ii) shared power to vote or to direct the vote:

                                    ---------

                  (iii) sole power to dispose or to direct the disposition of:
                             (i)       P&F:  1,623,883 shares
                             (ii)      HUMT: 102,800 shares

                  (iv) shared power to dispose or to direct the disposition of:

                                    --------

Item 5       Ownership of Five Percent or Less of a Class:
                       Not Applicable.

Item 6       Ownership of More than Five Percent on Behalf of Another
             Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                       Not Applicable.

Item 8       Identification and Classification of Members of the Group:
                       See Exhibit A.

Item 9       Notice of Dissolution of Group:
                       Not Applicable.



                            Page 5 of 7 Pages

Item 10      Certification:

             By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                 PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                 By:   /s/ Verne O. Sedlacek
                                    -------------------------------------
                                    Name:  Verne O. Sedlacek
                                    Title: Authorized Signatory


                                 THE HARVARD UNIVERSITY MASTER TRUST FUND


                                 By:   /s/ Verne O. Sedlacek
                                    -------------------------------------
                                    Name:  Verne O. Sedlacek
                                    Title: Authorized Signatory


February 12, 1998



                                Page 6 of 7 Pages

                                    Exhibit A
                                    ---------

       Members of Group                                  Item 3 Classification
       ----------------                                  ---------------------

(1)    President and Fellows of Harvard College                    EP

(2)    The Harvard University Master Trust Fund                    EP


                                Page 7 of 7 Pages